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                                                                     Exhibit 4.1

                             STOCKHOLDERS' AGREEMENT

          STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of January 24, 2003, among J. Crew Group, Inc. (the "Company"), TPG Partners II, L.P. (the "Majority Stockholder") and Millard S. Drexler (the "Stockholder").

          WHEREAS, the Stockholder serves as the Executive Chairman and Chief Executive Officer of the Company and J. Crew Operating Corp., a wholly-owned subsidiary of the Company (the "Subsidiary"), and in such capacity is on the date hereof being granted shares of restricted stock of the Company ("Restricted Shares") and is being granted certain options (the "Options") to purchase shares of Common Stock, in each case pursuant to the Company's 2003 Equity Incentive Plan (the "Equity Plan"), and may be granted additional shares of Common Stock or rights to purchase Common Stock in the future in connection with the performance of services; and

          WHEREAS, the Stockholder, the Company and the Majority Stockholder

desire to enter this Agreement and to have this Agreement apply to all shares of Common Stock owned directly or indirectly by the Stockholder (including shares of Common Stock acquired through TPG-MD Investment, LLC ("TPG-MD LLC") and Millard S. Drexler, Inc., to be purchased by or granted to the Stockholder pursuant to the Equity Plan and related grant agreements, to any shares of Common Stock acquired after the date hereof by the Stockholder and pursuant to the Credit Agreement, to be entered into by and among TPG-MD LLC, the Company, the Subsidiary and the subsidiary guarantors named therein (the "Credit Agreement"), or any other source, subject to any future agreement between the parties to the contrary (in the aggregate, the "Shares").

          NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

          1. Investment. The Stockholder represents that the Shares are being acquired for investment and not with a view toward the distribution thereof.

          2. Issuance of Shares. The Stockholder acknowledges and agrees that all certificates for the Shares shall bear the following legends (except that the second paragraph of this legend shall not be required after the Shares have been registered under the Securities Act of 1933 and except that the first paragraph of this legend shall not be required after the termination of this Agreement):

     The shares represented by this certificate are subject to the terms and conditions of a Stockholders' Agreement dated as of January 24, 2003 and may not be sold, transferred, hypothecated, assigned or encumbered, except as may be permitted by the aforesaid Agreement. A copy of the Stockholders' Agreement may be obtained from the Secretary of the Company.

     The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel for the Company (or an opinion of counsel for the holder,

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     which opinion of counsel is reasonably satisfactory to the Company) that registration is not required under said Act.

          Upon the termination of this Agreement, or upon registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), the Stockholder shall have the right to exchange any Shares containing the above legend (i) in the case of the registration of the Shares, for Shares legended only with the first paragraph described above and (ii) in the case of the termination of this Agreement, for Shares legended only with the second paragraph described above.

          3. Transfer of Shares. Except as otherwise specifically agreed by the Company and the Majority Stockholder, the Stockholder agrees that he will not cause or permit the Shares or his interest in the Shares to be sold, transferred, hypothecated, assigned or encumbered except as expressly permitted by this Section 3; provided, however, that the Shares or any such interest may be transferred (i) on the Stockholder's death by bequest or inheritance to the Stockholder's executors, administrators, testamentary trustees, legatees or beneficiaries or (ii) to a trust or partnership or LLC or custodianship the beneficiaries or partners or members of which may include only the Stockholder, the Stockholder's spouse or the Stockholder's lineal descendants (by blood or adoption) (each person or entity described in clauses (i) or (ii) above, the "Stockholder Permitted Transferee"), subject in any such case to the agreement by each Stockholder Permitted Transferee in writing to be bound by the terms of this Agreement as if such Stockholder Permitted Transferee had been an original signatory hereto and provided in any such case that no such transfer that would cause the Company to be required to register the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be permitted.

          4.  Directors of the Company.

          (a) As soon as reasonably practicable following the date of this Agreement, there shall be eleven members of the Board of Directors of the Company (the "Board"), who shall be appointed as follows: (i) the Stockholder shall be entitled to appoint three members of the Board, and to appoint any successors to any such member; (ii) the Majority Stockholder shall be entitled to appoint three members of the Board, and to appoint any successors to any such member; (iii) Emily Woods shall be entitled to (A) serve as a member of the Board and (B) appoint one additional member of the Board, such additional member currently being Thomas Scott, and to appoint any successors to any such additional member, in each case, as set forth in the Stockholders' Agreement, dated October 17, 1997, as amended (the "Woods Stockholders' Agreement"), by and among the Company, the Majority Stockholder and Ms. Woods; (iv) the Stockholder and the Majority Stockholder shall mutually agree on the appointment of the remaining three members of the Board and their successors; and (v) in the event that any person appointed to the Board pursuant to clause (iii) of this Section 4(a) is no longer serving on the Board, and no successor is to be appointed pursuant to clause (iii) of this Section 4(a), then the Stockholder and the Majority Stockholder shall mutually agree on the appointment of any successor(s) to such person.

          (b) The Company shall not take any action, and the Stockholder shall cause the members of the Board appointed by the Stockholder pursuant to clause
(i) of Section 4(a) not to vote or take any action, with respect to any incurrence of indebtedness by the Company, issuance of any securities of the Company or any other financings or refinancings by the

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Company without prior consent of the Majority Stockholder or the members of the
Board appointed by the Majority Stockholder pursuant to clause (ii) of Section 4(a).

          (c) The Company shall not take any action, and the Stockholder and the Majority Stockholder shall each cause the members of the Board appointed by the Stockholder or the Majority Stockholder, as applicable, not to vote or take any action with respect to the approval of the Company's annual operating and capital budget without prior consent of both the Stockholder and the Majority Stockholder or the members of the Board appointed by the Stockholder and the Majority Stockholder.

          (d) Notwithstanding the foregoing, the parties hereto agree that, subject to the Woods Stockholders' Agreement, the Majority Stockholder shall have the right to replace, remove or discharge any member of the Board of Directors of the Company for any reason; provided, however, in the event that the Majority Stockholder (i) replaces, removes or discharges any member of the Board appointed by the Stockholder pursuant to clause (i) of Section 4(a), or
(ii) without the Stockholder's consent, replaces any member of the Board not appointed by the Majority Stockholder pursuant to clause (ii) of Section 4(a) above with any person that is employed by, or otherwise associated with, the Majority Stockholder or any of its affiliates, the Stockholder shall have the right to terminate the Services Agreement, dated as of January 24, 2003 among the Company, the Subsidiary, the Stockholder and Millard S. Drexler, Inc. (the "Services Agreement") and such termination shall be deemed to be for "Good Reason" (as defined in the Services Agreement).

          (e) The Stockholder and the Majority Stockholder shall vote their respective shares of Common Stock in a manner consistent with this Section 4.

          (f) The rights provided to the Stockholder in Section 4(a) above shall expire on the date the Services (as defined in the Services Agreement) terminate for any reason.

          5.  Certain Rights.

          (a) Drag Along Rights. If the Selling Stockholder (as defined below) desires to sell all or substantially all of its shares of Common Stock (including shares it acquires or holds through TPG-MD LLC) to a good faith independent purchaser or purchasers (hereinafter referred to as a "Purchaser") (other than any other investment partnership, limited liability company or other entity established for investment purposes and controlled by the principals of the Majority Stockholder or any of its affiliates, hereinafter a "Permitted Transferee") and said Purchaser desires to acquire all or substantially all of the issued and outstanding shares of Common Stock (or all or substantially all of the assets of the Company) upon such terms and conditions as agreed to with the Selling Stockholder, the Stockholder agrees to sell all or a Pro Rata Portion (as defined below) of his Shares to said Purchaser (or to vote all of his Shares in favor of any merger or other transaction which would effect a sale of such shares of Common Stock or assets of the Company) at the same price per share of Common Stock and pursuant to the same terms and conditions with respect to payment for the shares of Common Stock as agreed to by the Selling Stockholder. For purposes of this Agreement, but only with respect to a sale of shares of Common Stock, "substantially all" shall mean at least 80% of the shares of Common Stock then owned by the Majority Stockholder and all Permitted Transferees, taken as a whole. In such case, the Selling Stockholder shall give written notice of such sale to the Stockholder at least 45 days prior to the consummation of such sale, setting forth (i) the consideration to be received by

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the holders of shares of Common Stock, (ii) the identity of the Purchaser, (iii)
any other material items and conditions of the proposed transfer and (iv) the date of the proposed transfer.

          (b) Tag Along Rights. (i) Subject to paragraph (iii) of this Section 5(b), if the Selling Stockholder proposes to transfer any of its shares of Common Stock (including shares it acquires or holds through TPG-MD LLC) to a Purchaser (other than a Permitted Transferee), then the Selling Stockholder shall give written notice of such proposed transfer to the Stockholder (the "Selling Stockholder's Notice") at least 45 days prior to the consummation of such proposed transfer, and shall provide notice to all other stockholders of the Company to whom the Majority Stockholder has granted similar "tag-along" rights (such stockholders, together with the Stockholder, referred to herein as the "Other Stockholders") setting forth for each class of shares (A) the number of shares offered, (B) the consideration to be received for such shares by such Selling Stockholder, (C) the identity of the Purchaser, (D) any other material items and conditions of the proposed transfer and (E) the date of the proposed transfer.

          (ii) Subject to paragraph (iii) of this Section 5(b), upon delivery of the Selling Stockholder's Notice, the Stockholder may elect to sell up to the sum of (A) the Pro Rata Portion and (B) the Excess Pro Rata Portion (as defined below) of the Shares, at the same price per share and pursuant to the same terms and conditions with respect to payment as agreed to by the Selling Stockholder, by sending written notice to the Selling Stockholder within 20 days of the date of the Selling Stockholder's Notice, indicating his election to sell up to the sum of the Pro Rata Portion plus the Excess Pro Rata Portion of his Shares in the same transaction. Following such 20-day period, the Selling Stockholder and each Other Stockholder shall be permitted to sell to the Purchaser on the terms and conditions set forth in the Selling Stockholder's Notice the sum of (X) the pro rata portion and (Y) the excess pro rata portion of its shares.

          (iii) Notwithstanding anything to the contrary contained herein, the provisions of this Section 5(b) shall not apply to any sale or transfer by the Majority Stockholder of shares of Common Stock unless and until the Majority Stockholder, after giving effect to the proposed sale or transfer, shall have sold or transferred in the aggregate (other than to Permitted Transferees) shares of Common Stock, representing 7.5% of shares of Common Stock owned by the Majority Stockholder on the date hereof.

          (c)   Piggyback Registration Rights.

          (i) Notice to the Stockholder. If the Company determines that it will file a registration statement under the Securities Act, other than a registration statement on Form S-4 or Form S-8 or any successor form, for an offering which includes shares of Common Stock held by the Majority Stockholder or any Permitted Transferee, then the Company shall give prompt written notice to the Stockholder that such filing is expected to be made (but in no event less than 30 days nor more than 60 days in advance of filing such registration statement), the jurisdiction or jurisdictions in which such offering is expected to be made, and the underwriter or underwriters (if any) that the Company (or the person requesting such registration) intends to designate for such offering. If the Company, within 15 days after giving such notice, receives a written request for registration of any Shares from the Stockholder, then the Company shall include in the same registration statement the number of Shares to be sold by the Stockholder as shall have been specified in his request, except that the Stockholder shall not be permitted to register more than the Pro Rata Portion plus the Excess Pro Rata portion of his Shares. The Company shall bear all costs of preparing and filing the registration statement, and shall indemnify and hold harmless, to the extent customary and reasonable, pursuant to

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indemnification and contribution provisions to be entered into by the Company at the time of filing of the registration statement, the seller of any shares of Common Stock covered by such registration statement.

          Notwithstanding anything herein to the contrary, the Company, on prior notice to the participating Stockholder, may abandon its intention to file a registration statement under this Section 5(c) at any time prior to such filing.

          (ii) Allocation. If the managing underwriter shall inform the Company in writing that the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering within a price range acceptable to TPG, then the Company shall include in such registration such number of shares of Common Stock which the Company is so advised can be sold in (or during the time of) such offering. All holders of shares of Common Stock proposing to sell shares of Common Stock shall share pro rata in the number of shares of Common Stock to be excluded from such offering, such sharing to be based on the respective numbers of shares of Common Stock as to which registration has been requested by such holders.

          (iii) Permitted Transfer. Notwithstanding anything to the contrary contained herein, sales of Shares pursuant to a registration statement filed by the Company may be made without compliance with any other provision of this Agreement.

          (d)   Definitions. For purposes of this Agreement:

          (i) "Stockholder" shall include the Stockholder and, except for purposes of Section 8(d) and where the context clearly otherwise requires, any Stockholder Permitted Transferee and Millard S. Drexler, Inc., a Delaware Corporation;

          (ii) "Selling Stockholder" shall include the Majority Stockholder and any Permitted Transferee who serves notice of its intent to sell, or otherwise intends to sell, its shares of Common Stock pursuant to Section 5 of this Agreement;

          (iii) "Pro Rata Portion", with respect to Shares owned by the Stockholder (including Shares acquired and held through TPG-MD LLC), shall equal the number of Shares that is proportional to the number of shares of Common Stock that the Selling Stockholder is proposing to sell pursuant to Sections 5(a), 5(b) or 5(c), as applicable, as compared to the total number of shares owned by the Stockholder and Selling Stockholder. The foregoing calculation (A) shall be made after taking into account the pro rata portion of shares of Common Stock that Other Stockholders (excluding the Stockholder) may sell in such transaction which shall be calculated after giving effect to the Shares acquired by the Stockholder pursuant to the exercise of Eligible Options as described below, (B) shall be based on all of the shares of Common Stock owned by the Stockholder (whether or not subject to vesting) and all options to purchase Shares (whether or not currently exercisable) held by the Stockholder with an exercise price that is less than the price per share being paid by the Purchaser or expected to be received by the Selling Stockholder in the case of Section 5(c) (the "Eligible Options"), and (C) shall require the Stockholder to exercise the number of Eligible Options such that, immediately prior to the consummation of the applicable transaction, the Stockholder then owns the total number of Shares that he is required or permitted to sell under Sections 5(a), 5(b) or 5(c), as applicable. While the calculation will be performed without regard to whether the Shares are vested or the Eligible Options are exercisable, the Stockholder shall satisfy his obligation to deliver Shares in any applicable transaction in the following order: First -- fully owned and vested Shares; Second

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-- unvested Restricted Shares; Third -- Shares acquired through the exercise of
Eligible Options that were or were scheduled to become exercisable on the date the applicable transaction is consummated; and Fourth -- Eligible Options that were not exercisable or scheduled to become exercisable on the date the applicable transaction is consummated. (See Exhibit I attached hereto for an example of the foregoing calculation). Notwithstanding anything to the contrary in the Service Agreement, the Equity Plan or any related grant agreements, the Stockholder shall be permitted to exercise any portion of an Eligible Option and to transfer any unvested Restricted Shares and any Shares acquired pursuant to the exercise of Eligible Options in any applicable transaction in which such exercise and transfer is necessary to fulfill his Pro Rata Portion, and the Company shall cooperate with the Stockholder so that the exercise of such Eligible Options can occur contemporaneously with the closing of the sale to the Purchaser. In the event the Other Stockholders do not elect to sell their entire pro rata portion, the "Excess Pro Rata Portion", with respect to Shares owned by the Stockholder (including Shares acquired and held through TPG-MD LLC, shall be determined in the same manner as the Pro Rata Portion.

          (e) Demand Registration Right. Following the first anniversary of the existence of Public Market for the Common Stock, the Stockholder shall have the right to deliver a written request to the Company to file a registration statement(s) as may be necessary to permit the Stockholder to sell in the Public Market the number of Shares as shall have been specified in the Stockholder's written request and, upon receipt by the Company of such written request, the Company shall use all commercially reasonable efforts to file, as soon as practicable, such registration statement(s) with the Securities and Exchange Commission (it is agreed that at any time when the Company is eligible to file a registration statement on Form S-3 (or any successor form), the Stockholder may request that the Company file a registration statement on Form S-3 (or any successor form) to permit the offering of the Shares on a delayed or continuous basis) and to cause such registration statement(s) to become effective as soon as practicable thereafter and to remain effective until all Shares registered thereunder have been sold; provided that a Public Market for the Common Stock continues to exist and, in the event that the Company files a registration statement on Form S-3, the Company continues to be eligible to file a registration statement on Form S-3 (or any successor form), in each case, during the period such registration statement(s) would be in effect; and provided, further, that the Stockholder understands and agrees that this Section 5(e) shall not be deemed to impose any obligations upon the Company to undertake any action that, in the good faith opinion of the Board, would be reasonably likely to delay or hinder any material transaction involving the Company, including but not limited to any of the Company's debt or equity financings, or that would be reasonably likely to be deemed to be a default or violation of any of the Company's contracts in regard to any of such financings, including but not limited to any "blackout" periods imposed by the Company's underwriters or generally imposed by the Company on its executive officers. In the event that the filing or effectiveness of any registration statement(s) requested pursuant to this Section 5(e) is delayed pursuant to any of the provisos in the immediately preceding sentence, the Company shall promptly file and/or cause such registration statement(s) to become effective, as applicable, promptly following the time that the circumstance(s) described in such proviso(s) that necessitated such delay are no longer applicable. In the event the Company files any registration statement on Form S-8 in respect of the Equity Plan, the Company shall include the shares of Common Stock subject to purchase by the Stockholder with respect to the unexercised options held by the Stockholder to the extent permitted by applicable law.

          (f) Consent Rights. For the period commencing on the date of this Agreement and ending on January 31, 2004, the Company shall not issue shares of Common Stock (including any securities or other rights convertible into, or exchangeable or exercisable

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for, shares of Common Stock) to any entity or person other than (i) pursuant to the Company's 1997 Stock Option Plan and the Equity Plan or (ii) to the members of the Boards of Directors of the Company and the Subsidiary as compensation for their services on such Boards, without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld; provided, however, that this Section 5(d) shall not apply to any issuances of shares of Common Stock (or any securities or other rights convertible into, or exchangeable or exercisable for, shares of Common Stock) at a purchase price (or conversion price, exchange price or exercise price, as the case may be) equal to or greater than $6.82 per share of Common Stock (such minimum per share purchase price (or conversion price, exchange price or exercise price, as the case may be) being adjusted to the extent the "Exercise Price" (as defined in the Credit Agreement) is adjusted pursuant to Section 7.02 of the Credit Agreement).

          (g) Co-Investment Rights. For the period commencing on February 1, 2004 and ending on January 31, 2005, in the event the Company issues shares of Common Stock (including any securities or other rights convertible into, or exchangeable or exercisable for, shares of Common Stock) to any entity or person, the Stockholder shall have the right to purchase up to such number of shares of Common Stock (or any securities or other rights convertible into, or exchangeable or exercisable for shares of Common Stock) equal to the Pro Rata Ownership of the Stockholder immediately prior to such issuance at the same purchase price (or conversion price, exchange price or exercise price, as the case may be) paid by such entity or person, as would cause the Stockholder's Pro Rata Ownership immediately following completion of such issuance to be equal to the Stockholder's Pro Rata Ownership immediately prior to such issuance. As used herein, "Pro Rata Ownership" shall be a fraction, the numerator of which shall equal the number of Shares owned by the Stockholder immediately prior to such issuance (whether or not subject to vesting, and including all shares issuable upon exchange of the Tranche B Note (as defined in the Credit Agreement) and all Shares subject to purchase by the Stockholder upon the exercise of all options (whether or not currently exercisable) held by the Stockholder), and the denominator of which shall equal the total number of shares of Common Stock outstanding immediately prior to such issuance (exclusive of any treasury shares but inclusive of any shares of Common Stock subject to purchase upon exercise of any outstanding options (whether or not exercisable) and inclusive of all shares issuable upon exchange of the Notes (as defined in the Credit Agreement).

          6. Termination. This Agreement shall terminate immediately following the existence of a Public Market for the Common Stock except that (i) the requirements contained in Section 2 hereof shall survive the termination of this Agreement and (ii) the provisions contained in Sections 3 and 5 hereof shall continue with respect to each Share during such period of time, if any, as the Stockholder is precluded from selling such Shares pursuant to Rule 144 of the Securities Act.

          7. Distributions With Respect To Shares. As used herein, the term "Shares" includes securities of any kind whatsoever distributed with respect to the Common Stock acquired by the Stockholder pursuant to the Equity Plan, the Credit Agreement or otherwise or any such securities resulting from a stock split, stock dividend, merger, consolidation, classification or similar transaction involving such Common Stock.

          8.  Representations and Warranties and Certain Obligations.

          (a) The Company, the Stockholder and the Majority Stockholder each hereby severally represents and warrants to each of the other parties as follows:

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             (i)    Authority; Enforceability. Such party has the legal capacity or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party, if not an individual, is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

             (ii) No Breach. Neither the execution of this Agreement nor the performance by such party of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:

             (1) conflict with or violate its articles of incorporation, bylaws or other organizational documents;

             (2) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, re-negotiate or terminate or receive any payment, or constitute a default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of, any contract or agreement to which it is a party or by which it or any of its assets or operations are bound or affected;

             (3) constitute a violation by such party of any laws, rules or regulations of any governmental, administrative or regulatory authority or any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority; or

             (4) constitute a violation of any agreement to which such party is a party.

             (b) The Majority Stockholder represents and warrants to the Company and the Stockholder that the Majority Stockholder will own, immediately prior to the issuance of any shares pursuant to the Credit Agreement or the reservation of any shares under the Equity Plan, 7,313,797 shares of Common Stock of the Company, free and clear of any and all liens, claims and encumbrances.

             (c) The Company represents and warrants to the Majority Stockholder and the Stockholder that, prior to the issuance of any shares pursuant to the Credit Agreement or the reservation of any shares under the Equity Plan, the total number of outstanding shares of common stock of the Company on a fully diluted basis is 13,776,107 shares.

             (d) In the event that Jeffrey A. Pfeifle is terminated for Cause or resigns without Good Reason (each pursuant to and as defined in the Employment Agreement between the Company and Jeffrey A. Pfeifle, dated as of January 24, 2003 (the "Pfeifle Agreement") or that Pfeifle is terminated without Cause with the Stockholder's consent or resigns for Good Reason as a result of actions that were approved by or consented to by the Stockholder (collectively referred to herein as a "Covered Termination"), in each case, prior to the second anniversary of Pfeifle's Commencement Date (as defined in the Pfeifle Agreement), the Stockholder shall be personally responsible to pay the Company

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$1,000,000, plus in the case of a termination without Cause or for Good Reason under the Pfeifle Agreement, the excess of (i) $480,000 (reduced by two times the amount of any increase in Pfeifle's annual Base Salary since Pfeifle's Commencement Date over (ii) the pro-rata bonus that Pfeifle would be entitled to under Section 6(a) of the Pfeifle Agreement within ten (10) days of Pfeifle's Date of Termination (as defined in the Pfeifle Agreement). In addition, in Date of the event of a Covered Termination after the first anniversary and prior to the second anniversary of Pfeifle's Commencement Date, the Stockholder shall be personally responsible to pay the Company the amount of any Long-Term Incentive (not to exceed $400,000) paid to Pfeifle pursuant to Section 2(d) of the Pfeifle Agreement.

             9. Capitalized Terms. All capitalized terms used herein and otherwise not defined herein shall have the meaning ascribed to such terms in the Equity Plan.

             10. Amendment; Assignment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. Except for the Stockholder's right to assign his rights under Section 3 to a Stockholder Permitted Transferee and the Majority Stockholder's right to assign its rights under Section 5 to a Permitted Transferee, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, other than by will or the laws of descent and distribution.

             11. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given if delivered in person or by certified mail, return receipt requested, and shall be deemed to have been given when personally delivered or three (3) days after mailing to the following address:

             If to the Stockholder:

                   Millard S. Drexler
                   c/o Willkie Farr & Gallagher
                   787 Seventh Avenue
                   New York, NY 10019
                   Attention: Stephen Lindo, Esq.

             with a copy to:

                   Willkie Farr & Gallagher
                   787 Seventh Avenue
                   New York, NY 10019
                   Attention: Stephen Lindo, Esq.

             If to the Company:

                   J. Crew Group, Inc.
                   770 Broadway
                   New York, NY 10003

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                   Attention:  Board of Directors and Secretary

            with a copy to:

                   Cleary, Gottlieb, Steen & Hamilton
                   One Liberty Plaza
                   New York, NY 10006
                   Attention: Paul J. Shim, Esq.

            If to the Majority Stockholder:

                   TPG Partners II, L.P.
                   345 California Street, Suite 3300
                   San Francisco, California 94104
                   Attention: James G. Coulter

            with a copy to:

                   Cleary, Gottlieb, Steen & Hamilton
                   One Liberty Plaza
                   New York, NY 10006
                   Attention: Paul J. Shim, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

             12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

             13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of NEW YORK.

             14. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable rights, remedy or claim under or in respect of this Agreement or any provision contained herein.

             15. Entire Agreement. This Agreement, along with the Stock Option Grant Agreement and the Restricted Stock Grant Agreement, to be entered into by and between the Company and the Stockholder pursuant to the terms of the Equity Plan, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

             16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

             17. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             *           *            *             *            *             *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             J. CREW GROUP, INC.


                                              /s/ Scott M. Rosen
                                             -----------------------------
                                             Name:  Scott M. Rosen
                                             Title: Executive Vice-President and
                                                    Chief Financial Officer



                                             TPG PARTNERS II, L.P.
                                                 By: TPG GenPar II, L.P
                                                 By: TPG Advisors II, Inc.


                                              /s/ Dick Boyce
                                             -----------------------------
                                             Name:  Dick Boyce
                                             Title: Partner


                                              /s/ Millard S. Drexler
                                             -----------------------------
                                             Millard S. Drexler

EXHIBIT I

                     Example of Pro Rata Portion Calculation

Assumptions:

SHARE OWNERSHIP

Selling Stockholder          600 Shares
Stockholder                  100 Shares Restricted Stock - 25% vested
                             300 Shares underlying Eligible Options - 25% vested
Other Stockholders           200 Shares
The Selling Stockholder proposes to sell 500 Shares.
All Stockholders elect to sell the maximum number of shares.

To determine the number of Shares that the Stockholder must exercise, apply the following formula:

         [(OS/AGG+Y) * PUR]+(MDO + Y)+ [(MDO + Y) * SSTS/MDT] = PUR

where

OS   =   Other Stockholders' (excluding the Stockholder) outstanding shares
AGG  =   Aggregate outstanding shares excluding Eligible Options
PUR  =   Number of shares to be sold to a third party purchaser
MDO  =   Stockholder's outstanding Shares excluding Eligible Options
MDT  =   Stockholder's total Shares including Eligible Options
SSTS =   Selling Stockholder's total shares
Y    =   The number of Eligible Options the Stockholder must exercise

     [(200/(900+Y)) * 500] + (100 + Y) + [(100 + Y) * (600/400)] = 500

     (100,000/(900 + Y)) + (100 + Y) + (6,000 + (600Y/400)) = 500

     (100,000/900 + Y) + 100 + Y + 150 + 1.5Y = 500

     100,000/900 + Y  =  250 - 2.5Y

     100,000  =  (250 - 2.5Y)(900 + Y)

     100,000  =  225,000 + 250Y - 2,250Y - 2.5Y/2/

     2.5Y/2/ - 250Y + 2,250Y  =  125,000

     2.5Y/2/ + 2000Y  =  125,000

     Y  =  58.25

The Stockholder must acquire 58 Shares pursuant to the exercise of Eligible Options.

Total Sales:

Selling Stockholder        238 Shares
Stockholder                158 Shares
Other Stockholders         104 Shares
                           ----------
Total                      500 Shares
                           ==========